Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Acorda Therapeutics, Inc. 2015 Omnibus Incentive Compensation Plan and the Acorda Therapeutics, Inc. 2016 Inducement Plan of our reports dated March 18, 2022 with respect to the consolidated financial statements of Acorda Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Acorda Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut

August 16, 2022